EXHIBIT 99.1

Sacramento, CA - June 17, 2004

AMERICAN RIVER BANKSHARES ANNOUNCES QUARTERLY CASH DIVIDEND
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Sacramento, CA -June 17, 2004 - The American River Bankshares (Nasdaq:AMRB)
Board of Directors has declared a cash dividend of 11.5 cents per common share. This marks the Company's second quarterly cash dividend. Payable to shareholders of record as of July 2, 2004, the cash dividend of $0.115 will be distributed on July 16, 2004.

In 1992 American River Bankshares developed a plan to insure quality and value for their shareholders. That plan included issuing semi-annual dividends, annual stock dividends, and repurchasing shares with the objective of increasing shareholder value. In March of 2004 American River Bankshares enhanced this plan by increasing the semi-annual cash dividends to quarterly cash dividends.

American River Bankshares is a financial services company and the parent company of American River Bank, a community business bank that operates a family of financial service providers. These providers include: American River Bank, with offices in Sacramento and Placer Counties and North Coast Bank, with offices in Sonoma County.

Related websites: www.amrb.com, www.americanriverbank.net, and www.northcoastbank.com,

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.




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